Terex Reports Fourth Quarter and Full-Year 2024 Results

•Full-year sales of $5.1 billion
•Full-year operating margins of 10.3%; adjusted1 11.3%
•Full-year EPS of $4.96; adjusted1 $6.11
•Strong Q4 2024 contribution from ESG with adjusted1 operating margins of 21.9%
•Declares quarterly cash dividend of $0.17 per share

Norwalk, CT, February 6, 2025 -- Terex Corporation (NYSE: TEX), a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms, and equipment for the electric utility industry, today announced its results for the fourth quarter and full-year 2024.

CEO Commentary
"We continued to make progress executing our strategy in 2024, making Terex a more resilient, less-cyclical company with exciting growth and value-creation opportunities ahead," said Terex President and Chief Executive Officer Simon Meester. He added, "Our legacy businesses adapted quickly to industry-wide channel adjustments in the second half of the year, reducing costs and stepping down production levels to align with demand. Environmental Solutions Group ("ESG") made a very strong contribution in the fourth quarter, following the October 8, 2024 closure of the acquisition, fulfilling the commitment of being financially accretive from day one. Our full-year 2024 adjusted earnings per share of $6.11 is the second highest in Terex history reflecting the strength of our portfolio and ability to perform better throughout the cycle than in the past."

"In 2025, we will continue to execute our strategy, integrate ESG, and make lasting improvements across Terex. We expect the industry-wide channel dynamics that impacted our Aerials and MP businesses in the back half of 2024 to carry into the first half of 2025. We also expect ESG and Terex Utilities to carry strong momentum into 2025 and continue to grow. Overall, we expect 2025 net sales of $5.3 to $5.5 billion, earnings per share between $4.70 and $5.10 and free cash flow of $300 to $350 million."

Fourth Quarter Operational and Financial Highlights
•Net sales of $1.2 billion in the fourth quarter of 2024 increased 2% compared to the fourth quarter of 2023, resulting from the addition of Environmental Solutions Group ("ESG") partially offset by declines in Materials Processing ("MP") and Aerial Work Platforms ("AWP") .
•Income from operations was $53 million, or 4.3% of net sales, compared to $116 million, or 9.5% of net sales, during the prior year. Adjusted1 income from operations was $97 million, or 7.8% of net sales for the fourth quarter of 2024, compared to $133 million, or 10.9% of net sales during the prior year. The year-over-year change was primarily due to lower sales volume, lower production resulting in unfavorable manufacturing variances, and unfavorable mix in the legacy businesses, partially offset by cost reductions, lower incentive compensation and ESG accretion.
•Income from continuing operations was $(2) million, or $(0.03) per share, compared to $128 million, or $1.88 per share, in the fourth quarter of 2023. Adjusted1 income from continuing operations was $52 million, or $0.77 per share for the fourth quarter of 2024, compared to $96 million, or $1.41 per share, in the fourth quarter of 2023.

Full-Year 2024 Operational and Financial Highlights
•Net sales of $5.1 billion for the full-year 2024 were down slightly compared to $5.2 billion for the full-year 2023. The decline was primarily driven by industry-wide channel adjustments in MP, offset by modest growth in AWP and the fourth quarter addition of ESG.
•Income from operations was $526 million, or 10.3% of net sales for the full-year 2024, compared to $637 million or 12.4% of net sales in the prior year. Adjusted1 income from operations was $582 million, or 11.3% of net sales for the full-year 2024, compared to $652 million, or 12.7% of net sales in the prior year. The decrease was primarily driven by lower sales volume, unfavorable manufacturing variances and mix in the legacy businesses, partially offset by cost reductions, lower incentive compensation and fourth quarter ESG accretion.
•Income from continuing operations for the full-year 2024 was $335 million, or $4.96 per share, compared to $517 million, or $7.56 per share, in the prior year. Adjusted1 income from continuing operations was $413 million, or $6.11 per share for the full-year 2024, compared to $482 million, or $7.06 per share, in the prior year.
•The effective tax rate was 17.8% for the full-year 2024, compared to 10.9% in the prior year which included a benefit associated with the Company’s operation in Switzerland. The adjusted1 tax rate was 17.2% for the full-year 2024, compared to 18.2% in the prior year.
•Adjusted1 return on invested capital of 19.4% continues to exceed our cost of capital.

Business Segment Review

Materials Processing
•Net sales of $439 million for the fourth quarter of 2024 were down 20.9% or $116 million year-over-year, resulting from industry-wide channel adjustments and lower end-market demand in certain areas.
•Income from operations was $47 million for the fourth quarter of 2024, or 10.7% of net sales, compared to $84 million, or 15.1% of net sales, in the prior year. Adjusted1 income from operations was $48 million, or 10.9% of net sales for the fourth quarter of 2024, compared to $90 million, or 16.2% of net sales, in the prior year. The change was primarily due to lower volume and unfavorable product and geographic mix, partially offset by cost reduction actions.
•Net sales of $1.9 billion for the full-year 2024 were down 14.6% or $325 million year-over-year.
•Income from operations was $252 million for the full-year 2024, or 13.2% of net sales, compared to $359 million, or 16.1% of net sales, in the prior year. Adjusted1 income from operations was $258 million, or 13.6% of net sales for the full-year 2024, compared to $365 million, or 16.4% of net sales, in the prior year.

Aerial Work Platforms
•Net sales of $573 million for the fourth quarter of 2024 were down 13.2% or $87 million year-over-year as customers adjusted delivery schedules to align with fleet productivity and shorter equipment lead times.
•Income from operations was $18 million for the fourth quarter of 2024, or 3.1% of net sales, compared to $61 million, or 9.2% of net sales in the prior year. Adjusted1 income from operations was $19 million, or 3.3% of net sales for the fourth quarter of 2024, compared to $63 million, or 9.5% of net sales in the prior year. Consistent with our Q3 outlook, fourth quarter margins were impacted by aggressive production cuts, product moves, and unfavorable mix in Aerials. The Genie team continues to optimize manufacturing footprint, drive operational efficiency, and introduce a host of new products that maximize return on investment for its customers.
•Net sales of $3.0 billion for the full-year 2024 were up 2.5% or $74 million year-over-year.
•Income from operations was $342 million for the full-year 2024, or 11.4% of net sales, compared to $371 million, or 12.7% of net sales, in the prior year2. Adjusted1 income from operations was $347 million, or 11.6% of net sales for the full-year 2024.

Environmental Solutions Group
•Net sales were $228 million for the fourth quarter of 2024, post-closing October 8, 2024.
•Income from operations was $12 million or 5.3% of net sales. Adjusted1 income from operations was $50 million, or 21.9% of net sales.

Balance Sheet and Liquidity
•As of December 31, 2024, liquidity (cash and availability under our revolving line of credit) was $1.2 billion.
•During 2024, Terex deployed $137 million in capital expenditures and investments to support business growth and operational improvements.
•In 2024, Terex returned $92 million to shareholders, including $46 million in share repurchases and $46 million in dividend payments.
•Full-year free cash flow was $190 million, which was lower than the prior year due to lower operating income, higher interest expense, higher net working capital and lower proceeds from the sale of assets.

CFO Commentary
Julie Beck, Senior Vice President and Chief Financial Officer, said, "Our Q4 results were largely in line with our expectations as channel adjustments impacted our legacy businesses and ESG was immediately accretive following the completion of the acquisition early in the quarter. We continue to maintain a flexible balance sheet, and will focus on deleveraging, investing in our businesses and returning capital to shareholders in 2025."

Full-Year 2025 Outlook
(in millions, except per share data)

Terex Outlook[3]
Net Sales	$5,300 - $5,500
Segment Operating Margin[1,5]	~12%
EBITDA[1]	~$660
Interest / Other Expense	~$175
Tax Rate[1]	~20%
EPS[1,6]	$4.70 - $5.10
Depreciation / Amortization	~$160
Free Cash Flow[1,4]	$300 - $350

Segment Net Sales Outlook[3]
	Prior Year Baseline	2025
Aerials	$2,410	(LDD)
Materials Processing	$1,902	(HSD)
Environmental Solutions Proforma	$1,500	MSD
(LDD) = revenue down low double-digits
(HSD) = revenue down high single-digits
MSD = revenue up mid single-digits

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Management believes that presenting these non-GAAP financial measures provide investors with additional analytical tools which are useful in evaluating our operating results and the ongoing performance of our underlying businesses because they (i) provide meaningful supplemental information regarding financial performance by excluding impact of one-time items and other items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating our financial results. We do not, nor do we suggest that investors, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Thursday, February 6, 2025 beginning at 8:30 a.m. ET. Simon A. Meester, President and CEO, and Julie Beck, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 15 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

1 Presented as adjusted. Refer to the appendix for GAAP to non-GAAP reconciliation.
2 AWP Income from Operations on a GAAP and non-GAAP basis are the same for FY 2023.
3 Excludes the impact of future acquisitions, divestitures, restructuring and other unusual items.
4 Capital expenditures, net of proceeds from sale of capital assets: ~$120 million.
5 Excludes Corp & Other OP of ~($75) million
6 Share Count ~67 million

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release, the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:
•the imposition of new or increased international tariffs;
•our business is sensitive to general economic conditions, government spending priorities and the cyclical nature of markets we serve;
•we have a significant amount of debt outstanding and need to comply with covenants contained in our debt agreements;
•our ability to generate sufficient cash flow to service our debt obligations and operate our business;
•our ability to access the capital markets to raise funds and provide liquidity;
•our consolidated financial results are reported in United States (“U.S.”) dollars while certain assets and other reported items are denominated in the currencies of other countries, creating currency exchange and translation risk;
•the financial condition of customers and their continued access to capital;
•exposure from providing credit support for some of our customers;
•we may experience losses in excess of recorded reserves;
•we may be unable to successfully integrate acquired businesses, including the Environmental Solutions Group business;
•we may not realize expected benefits for any acquired businesses within the timeframe anticipated or at all;
•our ability to successfully implement our strategy and the actual results derived from such strategy;
•our industry is highly competitive and subject to pricing pressure;
•our operations are subject to a number of potential risks that arise from operating a multinational business, including political and economic instability and compliance with changing regulatory environments;
•changes in the availability and price of certain materials and components, which may result in supply chain disruptions;
•consolidation within our customer base and suppliers;
•our business may suffer if our equipment fails to perform as expected;
•a material disruption to one of our significant facilities;
•increased cybersecurity threats and more sophisticated computer crime;
•issues related to the development, deployment and use of artificial intelligence technologies in our business operations, information systems, products and services;
•increased regulatory focus on privacy and data security issues and expanding laws;
•litigation, product liability claims and other liabilities;
•our compliance with environmental regulations and failure to meet sustainability requirements or expectations;
•our compliance with the U.S. Foreign Corrupt Practices Act and similar worldwide anti-corruption laws;
•our ability to comply with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission (“SEC”);
•our ability to attract, develop, engage and retain qualified team members;
•possible work stoppages and other labor matters; and
•other factors.

Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained in this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms (MEWPs), and equipment for the electric utility industry. We design, build, and support products used in maintenance, manufacturing, energy, minerals and materials management, construction, waste and recycling, and the entertainment industry. We provide best-in-class lifecycle support to our customers through our global parts and services organization, and offer complementary digital solutions, designed to help our customers maximize their return on their investment. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, and Asia Pacific and sold worldwide.

Contact Information
Derek Everitt
VP Investor Relations
Email: InvestorRelations@Terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2024	2023	2024	2023
Net sales	$1,241	$1,223	$5,127	$5,152
Cost of goods sold	(1,044)	(960)	(4,059)	(3,975)
Gross profit	197	263	1,068	1,177
Selling, general and administrative expenses	(144)	(147)	(542)	(540)
Income (loss) from operations	53	116	526	637
Other income (expense)
Interest income	4	2	13	7
Interest expense	(45)	(16)	(89)	(63)
Other income (expense) – net	(14)	4	(42)	(1)
Income (loss) from continuing operations before income taxes	(2)	106	408	580
(Provision for) benefit from income taxes	—	22	(73)	(63)
Income (loss) from continuing operations	(2)	128	335	517
Gain (loss) on disposition of discontinued operations- net of tax	—	(1)	—	1
Net income (loss)	$(2)	$127	$335	$518
Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.03)	$1.90	$5.00	$7.65
Gain (loss) on disposition of discontinued operations – net of tax	—	(0.01)	—	0.02
Net income (loss)	$(0.03)	$1.89	$5.00	$7.67
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.03)	$1.88	$4.96	$7.56
Gain (loss) on disposition of discontinued operations – net of tax	—	(0.02)	—	0.02
Net income (loss)	$(0.03)	$1.86	$4.96	$7.58
Weighted average number of shares outstanding in per share calculation
Basic	66.7	67.2	67.0	67.5
Diluted	67.3	68.1	67.6	68.3

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	December 31, 2024	December 31, 2023

Assets
Current assets
Cash and cash equivalents	$388	$371
Other current assets	1,932	1,874
Total current assets	2,320	2,245
Non-current assets
Property, plant and equipment – net	714	570
Other non-current assets	2,696	800
Total non-current assets	3,410	1,370
Total assets	$5,730	$3,615

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$4	$3
Other current liabilities	1,069	1,116
Total current liabilities	1,073	1,119
Non-current liabilities
Long-term debt, less current portion	2,580	620
Other non-current liabilities	245	204
Total non-current liabilities	2,825	824
Total liabilities	3,898	1,943

Total stockholders’ equity	1,832	1,672
Total liabilities and stockholders’ equity	$5,730	$3,615

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended December 31,
	2024	2023
Operating Activities
Net income (loss)	$335	$518
Depreciation and amortization	82	56
Changes in operating assets and liabilities and non-cash charges	(91)	(115)
Net cash provided by (used in) operating activities	326	459
Investing Activities
Capital expenditures	(137)	(127)
Other investing activities, net	(1,990)	13
Net cash provided by (used in) investing activities	(2,127)	(114)
Financing Activities
Net cash provided by (used in) financing activities	1,837	(288)
Effect of exchange rate changes on cash and cash equivalents	(19)	10
Net increase (decrease) in cash and cash equivalents	17	67
Cash and cash equivalents at beginning of year	371	304
Cash and cash equivalents at year end	$388	$371

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q4				Year to Date
	2024		2023		2024		2023
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,241		$1,223		$5,127		$5,152
Income from operations	$53	4.3%	$116	9.5%	$526	10.3%	$637	12.4%

MP
Net sales	$439		$555		$1,902		$2,227
Income from operations	$47	10.7%	$84	15.1%	$252	13.2%	$359	16.1%

AWP
Net sales	$573		$660		$2,996		$2,922
Income from operations	$18	3.1%	$61	9.2%	$342	11.4%	$371	12.7%

ESG
Net sales	228				228
Income from operations	12	5.3%			12	5.3%

Corp and Other / Eliminations
Net sales	$1		$8		$1		$3
Loss from operations	$(24)	*	$(29)	*	$(80)	*	$(93)	*
* - Not a meaningful percentage

GLOSSARY

Non-GAAP Measures Definitions

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended December 31, 2024, unless otherwise indicated.

2025 Outlook
The Company's 2025 outlook for earnings per share is a non-GAAP financial measure because it excludes potential future acquisitions, divestitures, restructuring, and other unusual items. The Company is not able to reconcile this forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2025 GAAP financial results. This forward looking information provides guidance to investors about the Company's EPS expectations excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates a non-GAAP measure of free cash flow. The Company defines free cash flow as Net cash provided by (used in) operating activities less Capital expenditures, net of proceeds from sale of capital assets. The Company believes that this measure of free cash flow provides management and investors further useful information on cash generation or use in our primary operations. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions):

	Year Ended December 31, 2024	Year Ended December 31, 2023	Year Ending December 31, 2025 Outlook
Net cash provided by (used in) operating activities	$326	$459	$445
Capital expenditures, net of proceeds from sale of capital assets	(136)	(93)	(120)
Free cash flow (use)	$190	$366	$325

Note: 2025 Outlook free cash flow represents the mid-point of the range

GAAP to Non-GAAP Reconciliation: Q4 2024

	Q4 2024 GAAP	Accelerated Vesting / Severance	Deal Related	Purchase Price Accounting	Tax	Q4 2024 Non-GAAP
Net Sales	$1,241	—	—	—	—	$1,241
Gross Profit	197	1	—	38	—	236
% of Sales	15.9%					19.0%
SG&A	(144)	3	2	—	—	(139)
% of Sales	(11.6)%					(11.2)%
Income (Loss) from Operations	53	4	2	38	—	97
Operating Margin	4.3%					7.8%
Net Interest (Expense)	(41)	—	—	—	—	(41)
Other (Expense)	(14)	—	16	—	—	2
Income (Loss) from Cont. Ops. Before Taxes	(2)	4	18	38	—	58
Benefit from (Provision for) Income Taxes	—	(1)	(4)	(9)	8	(6)
Effective Tax Rate	1.3%					10.9%
Income (Loss) from Continuing Operations	$(2)	3	14	29	8	$52
Earnings (Loss) per Share	$(0.03)	0.04	0.21	0.43	0.12	$0.77

GAAP to Non-GAAP Reconciliation: FY 2024

	FY 2024 GAAP	Accelerated Vesting / Severance	Deal Related	Purchase Price Accounting	Mark-to-Market	Tax	FY 2024 Non-GAAP
Net Sales	$5,127	—	—	—	—	—	$5,127
Gross Profit	1,068	6	—	38	—	—	1,112
% of Sales	20.8%						21.7%
SG&A	(542)	10	2	—	—	—	(530)
% of Sales	(10.6)%						(10.3)%
Income (Loss) from Operations	526	16	2	38	—	—	582
Operating Margin	10.3%						11.3%
Net Interest (Expense)	(76)	—	—	—	—	—	(76)
Other (Expense)	(42)	—	26	—	9	—	(7)
Income (Loss) from Cont. Ops. Before Taxes	408	16	28	38	9	—	499
Benefit from (Provision for) Income Taxes	(73)	(4)	(6)	(9)	(2)	8	(86)
Effective Tax Rate	17.8%						17.2%
Income (Loss) from Continuing Operations	$335	12	22	29	7	8	$413
Earnings (Loss) per Share	$4.96	0.17	0.33	0.43	0.10	0.12	$6.11

GAAP to Non-GAAP Reconciliation: Q4 2023

	Q4 2023 GAAP	Accelerated Vesting / Severance	Product Liability Verdict	Mark-to-Market	Tax	Q4 2023 Non-GAAP
Net Sales	$1,223	—	—	—	—	$1,223
Gross Profit	263	—	4	—	—	267
% of Sales	21.5%					21.8%
SG&A	(147)	13	—	—	—	(134)
% of Sales	(12.0)%					(11.0)%
Income (Loss) from Operations	116	13	4	—	—	133
Operating Margin	9.5%					10.9%
Net Interest (Expense)	(14)	—	—	—	—	(14)
Other (Expense)	4	—	—	(5)	—	(1)
Income (Loss) from Cont. Ops. Before Taxes	106	13	4	(5)	—	118
Benefit from (Provision for) Income Taxes	22	(1)	(1)	—	(42)	(22)
Effective Tax Rate	(21.0)%					18.7%
Income (Loss) from Continuing Operations	$128	12	3	(5)	(42)	$96
Earnings (Loss) per Share	$1.88	0.17	0.05	(0.07)	(0.62)	$1.41

GAAP to Non-GAAP Reconciliation: FY 2023

	FY 2023 GAAP	Accelerated Vesting / Severance	Product Liability Verdict	OKC Sale Gain	Mark-to-Market	Tax	FY 2023 Non-GAAP
Net Sales	$5,152	—	—	—	—	—	$5,152
Gross Profit	1,177	—	4	—	—	—	1,181
% of Sales	22.8%						22.9%
SG&A	(540)	13	—	(2)	—	—	(529)
% of Sales	(10.5)%						(10.3)%
Income (Loss) from Operations	637	13	4	(2)	—	—	652
Operating Margin	12.4%						12.7%
Net Interest (Expense)	(56)	—	—	—	—	—	(56)
Other (Expense)	(1)	—	—	—	(6)	—	(7)
Income (Loss) from Cont. Ops. Before Taxes	580	13	4	(2)	(6)	—	589
Benefit from (Provision for) Income Taxes	(63)	(1)	(1)	—	—	(42)	(107)
Effective Tax Rate	10.9%						18.2%
Income (Loss) from Continuing Operations	$517	12	3	(2)	(6)	(42)	$482
Earnings (Loss) per Share	$7.56	0.17	0.05	(0.02)	(0.08)	(0.62)	$7.06

Segment Operating Profit and Adjusted Operating Profit: Q4 2024 and 2023

	Three Months Ended December 31,
	2024			2023
	AWP	MP	ESG	AWP	MP
Income (loss) from operations	$18	$47	$12	$61	$84
Accelerated Vesting / Severance	1	1	—	2	2
Purchase Price Accounting	—	—	38	—	—
Product Liability Verdict	—	—	—	—	4
Adjusted Income (loss) from operations	19	48	50	63	90

Net Sales	573	439	228	660	555
OP Margin %	3.1%	10.7%	5.3%	9.2%	15.1%
Adjusted OP Margin %	3.3%	10.9%	21.9%	9.5%	16.2%

Segment Operating Profit and Adjusted Operating Profit: FY 2024 and 2023

	Twelve Months Ended December 31,
	2024			2023
	AWP	MP	ESG	AWP	MP
Income (loss) from operations	$342	$252	$12	$371	$359
Accelerated Vesting / Severance	5	6	—	2	2
Purchase Price Accounting	—	—	38	—	—
Product Liability Verdict	—	—	—	—	4
OKC Sale Gain	—	—	—	(2)	—
Adjusted Income (loss) from operations	347	258	50	371	365

Net Sales	2,996	1,902	228	2,922	2,227
OP Margin %	11.4%	13.2%	5.3%	12.7%	16.1%
Adjusted OP Margin %	11.6%	13.6%	21.9%	12.7%	16.4%

EBITDA
EBITDA is defined as earnings, before interest, other non-operating income (loss), income (loss) attributable to non-controlling interest, taxes, depreciation and amortization. The Company calculates this by subtracting the following items from Net income (loss): (Gain) loss on disposition of discontinued operations- net of tax; and (Income) loss from discontinued operations – net of tax. Then adds the Provision for (benefit from) income taxes; Interest & Other (Income) Expense; the Depreciation and Amortization amounts reported in the Consolidated Statement of Cash Flows less amortization of debt issuance costs that are recorded in Interest expense. Adjusted EBITDA is defined as EBITDA plus certain SG&A and other income/expenses.

The Company believes that disclosure of EBITDA and Adjusted EBITDA will be helpful to those reviewing its performance, as EBITDA provides information on its ability to meet debt service, capital expenditure and working capital requirements, and is also an indicator of profitability.

	Three Months Ended December 31, 2024	Year Ended December 31, 2024
Net income (loss)	$(2)	$335
(Gain) loss on disposition of discontinued operations - net of tax	—	—
Income (loss) from continuing operations	(2)	335
Interest & Other (Income) Expense	55	118
Income Taxes	—	73
Income (loss) from operations	53	526
Depreciation	16	58
Amortization	21	24
Non-Cash Interest Costs	(2)	(3)
EBITDA	$88	$605
Accelerated Vesting / Severance	4	15
Deal Related	2	2
Purchase Price Accounting	20	20
Adjusted EBITDA	$114	$642

Net sales	1,241	5,127
EBITDA Margin %	7.1%	11.8%
Adjusted EBITDA Margin %	9.2%	12.5%

ROIC
ROIC and other Non-GAAP Measures (as calculated below) assist in showing how effectively we utilize capital invested in our operations. ROIC is determined by dividing the sum of NOPAT for each of the previous four quarters by the average of Debt less Cash and cash equivalents plus Stockholders’ equity for the previous five quarters. NOPAT for each quarter is calculated by multiplying Income (loss) from operations by one minus the full-year 2024 effective tax rate as adjusted. Debt is calculated using amounts for Current portion of long-term debt plus Long-term debt, less current portion. We calculate ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, we include the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

In the calculation of ROIC, we adjust income (loss) from operations, effective tax rate, and stockholders' equity to remove the effects of the impact of certain transactions in order to create a measure that is more useful to understanding our operating results and the ongoing performance of our underlying business excluding the impact of unusual items as shown in the tables below. Our management and Board of Directors use ROIC as one measure to assess operational performance, including in connection with certain compensation programs. We use ROIC as a metric because we believe it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. We believe ROIC measures return on the amount of capital invested in our businesses and is an accurate and descriptive measure of our performance. We also believe adding Debt less Cash and cash equivalents to Stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and ROIC highlights the level of value creation as a percentage of capital invested. As the tables below show, our ROIC at December 31, 2024 was 19.4%.

Amounts described below are reported in millions of U.S. dollars, except for the Effective Tax Rate. Amounts are as of and for the three months ended for the periods referenced in the tables below:

	Dec '24	Sep '24	Jun '24	Mar '24	Dec '23
Effective tax rate as adjusted	15.6%	15.6%	15.6%	15.6%
Income (loss) from operations as adjusted	$97	$127	$196	$162
Multiplied by: 1 minus effective tax rate as adjusted	84.4%	84.4%	84.4%	84.4%
Net operating income (loss) after tax as adjusted	$82	$107	$165	$137
Debt	$2,584	$628	$666	$724	$623
Less: Cash and cash equivalents	(388)	(352)	(319)	(365)	(371)
Debt less Cash and cash equivalents	2,196	276	347	359	252
Stockholders’ equity as adjusted	1,918	1,993	1,850	1,751	1,682
Debt less Cash and cash equivalents plus Stockholders’ equity as adjusted	$4,114	$2,269	$2,197	$2,110	$1,934

December 31, 2024 ROIC	19.4%
NOPAT as adjusted (last 4 quarters)	$491
Average Debt less Cash and cash equivalents plus Stockholders’ equity (5 quarters)	$2,525

	Three months ended 12/31/24	Three months ended 9/30/24	Three months ended 6/30/24	Three months ended 3/31/24
Reconciliation of income (loss) from operations:
Income (loss) from operations as reported	53	122	193	158
Adjustments:
Accelerated vesting / Severance	4	5	3	4
Purchase price accounting	38	—	—	—
Deal related	2	—	—	—
Income (loss) from operations as adjusted	$97	$127	$196	$162

	As of 12/31/24	As of 9/30/24	As of 6/30/24	As of 3/31/24	As of 12/31/23
Reconciliation of Stockholders’ equity:
Stockholders’ equity as reported	1,832	1,957	1,824	1,732	1,672
Effects of adjustments, net of tax:
Accelerated vesting / Severance	25	21	17	14	11
Purchase price accounting	32	—	—	—	—
Deal related	16	2	2	—	—
Product liability	3	3	3	3	3
Mark-to-market	10	10	4	2	(4)
Stockholders’ equity as adjusted	$1,918	$1,993	$1,850	$1,751	$1,682

Twelve Months Ended December 31, 2024	Income (loss) from continuing operations before income taxes	(Provision for) benefit from income taxes	Income tax rate
Reconciliation of the full year 2024 effective tax rate:
As reported	408	(73)	17.8%
Effects of adjustments:
Accelerated Vesting / Severance	16	(4)
Purchase price accounting	38	(6)
Deal related	28	(6)
Mark-to-market	9	(2)
Tax related to Swiss deferred tax assets	—	8
Foreign tax redetermination UTP	—	5
As adjusted	$499	$(78)	15.6%